EXHIBIT 21.1
LIST OF SUBSIDIARIES OF CORE-MARK HOLDING COMPANY, INC.
(as of February 28, 2015)

Name of Subsidiary	Jurisdiction of Organization
Core-Mark Holding Company, Inc.	Delaware
Core-Mark International, Inc.	Delaware
Core-Mark Midcontinent, Inc.	Arkansas
Core-Mark Interrelated Companies, Inc.	California
Core-Mark Distributors, Inc. (1)	Georgia
Minter-Weisman Co.	Minnesota
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(1)    JT Davenport & Sons, Inc. was merged into Core-Mark Distributors, Inc. on January 1, 2015.